Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prothena Corporation plc:

We consent to the use of our report dated March 28, 2013, with respect to the consolidated balance sheet of Prothena Corporation plc as of December 31, 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

January 17, 2014